Exhibit 10.6(a)

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment, made as of __________, ____, by and between Minerals Technologies Inc., a Delaware corporation (the “Employer”) and (the “Executive”).

WHEREAS, the Employer and the Executive previously entered into an employment agreement dated (the “Employment Agreement”); and

WHEREAS, the Employer and the Executive now wish to amend the Employment Agreement to ensure compliance with section 409A of the Internal Revenue Code.

NOW, THEREFORE, the Employer and the Executive hereby amend the Employment Agreement, effective December 31, 2008, as follows:

1.           Section 7(a) shall be amended to read in its entirety as follows:

7.           (a)           Employer or Executive may terminate Executive’s employment with Employer under this Agreement at any time by providing the other party with ninety (90) days advance written notice, in which case Executive’s employment shall terminate at the end of said ninety-day period.  In the event during the Term Employer terminates the employment of Executive for reasons other than for Cause or the Permanent Disability or death of Executive or Executive resigns for Good Reason (as defined below), then within 90 days of Executive’s separation from service with the Employer, Employer will pay Executive a lump sum amount equal to his monthly Base Salary times the number of months remaining in the Term (but in no event shall Executive be paid an amount equal to more than fifteen (15) months of Base Salary).  In addition, Employer shall pay Executive any “Termination Bonuses,” as defined herein, in the first calendar quarter of the year following the performance year to which the Termination Bonus relates.  For purposes of this Agreement, “Termination Bonuses” shall mean amounts which would otherwise be payable to Executive during the Term pursuant to Section 1(b) were Executive an employee of Employer, provided that in no event will any such bonus be greater in amount than the average amount of any such bonuses received by Executive in the two years immediately preceding the termination of his employment with Employer, or the amount of such bonus received by Executive in the prior year if Executive has received only one such bonus payment.

In addition to the foregoing payments, Executive shall be entitled to coverage, at Executive’s expense, under Employer’s Group Benefit Plan for medical and dental expense coverage and prescription drugs until the end of the Term.  Employer shall pay to Executive a lump sum payment within 90 days of Executive’s separation from service equal to the cost of such coverage through end of the Term at the level and type in effect for Executive upon his separation from service, plus a tax gross-up amount determined by Employer with respect to such lump sum payment.

As a condition of receiving any severance payments under this Section 7(a), Executive shall first sign a General Release of all claims, in the form attached hereto as Attachment “A.”

Notwithstanding the foregoing, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) and using the methodology established by the Company’s Board of Directors or its delegate) and any payment described in this Section 7(a) is subject to Section 409A, then any such payment that would otherwise be made in the six months following Executive’s separation from service shall be made upon the six-month anniversary of such separation from service.  For purposes of this Section 7(a), “separation from service” shall mean a separation from service, within the meaning of Section 409A, with Employer and all other entities treated as a single employer with Employer under Section 409A.

2.           Section 10 shall be amended by adding the following at the end thereof:

Executive and Employer intend that this Agreement shall comply with Section 409A to the extent any payments hereunder are subject to Section 409A.  In the event that any amount payable under this Agreement becomes subject to the additional 20% tax under Section 409A as a result of Employer’s failure to pay such amount at the time specified under this Agreement, Employer shall indemnify Executive for any additional tax incurred by Executive as a result of such failure, and Employer shall pay Executive a tax gross-up amount with respect to such indemnification (determined applying the highest marginal federal income tax rate and the state income tax rate applicable to Executive). Such amounts shall be paid no later than the calendar year following the year in which Executive incurs the applicable taxes.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this amendment effective as of the date shown above.

MINERALS TECHNOLOGIES INC.

By:_________________________________                                                                                     ___________________
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Agreed to by:

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[print name]

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